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Exhibit 12.1

Advanstar Communications Inc.
Computation of Ratio of Earnings to Fixed Charges/Deficiency
In the Coverage of Fixed Charges by Earnings Before Fixed Charges

	Predecessor			Advanstar
	Year ended December 31,		For the period from January 1, 2000 through October 11,	For the period from October 12, 2000 through December 31,	Combined	Year ended December 31,
	1998	1999	2000	2000	2000	2001	2002
					(unaudited)
	(dollars in thousands)
Earnings before fixed charges:
Income (loss) before income taxes, extraordinary item and accounting change	$(27,172)	$(12,016)	$10,700	$(22,817)	$(12,117)	$(57,820)	$(73,000)
Portion of rents representative of interest factor	1,368	1,798	1,821	288	2,109	2,378	2,475
Interest on indebtedness	27,862	39,888	38,161	13,765	51,926	55,499	51,211

Earnings (loss) before fixed charges	2,058	29,670	50,682	(8,764)	41,918	57	(19,314)

Fixed charges:
Portion of rents representative of interest factor	1,368	1,798	1,821	288	2,109	2,378	2,475
Interest on indebtedness	27,862	39,888	38,161	13,765	51,926	55,499	51,211

Total fixed charges	29,230	41,686	39,982	14,053	54,035	57,877	53,686

Ratio of earnings to fixed charges	—	—	1.3	—	—	—	—

Deficiency in the coverage of fixed charges by earnings before fixed charges	$(27,172)	$(12,016)	—	$(22,817)	$(12,117)	$(57,820)	$(73,000)

	Predecessor			Advanstar
	Year ended December 31,		For the period from January 1, 2000 through October 11,	For the period from October 12, 2000 through December 31,	Combined	Year ended December 31,
	1998	1999	2000	2000	2000	2001	2002
					(unaudited)
	(dollars in thousands)
Income Statement Data:
Net Revenue	$259,825	$328,372	$314,045	$63,434	$377,479	$346,997	$307,183
Cost of production and selling	174,575	211,511	191,638	49,339	240,977	219,992	187,683
General and administrative expenses	27,454	33,196	32,981	7,740	40,721	35,697	35,027
Stock option compensation expense (benefit) (1)	3,397	3,925	(2,485)	—	(2,485)	—	—
Funding of affiliated dot.com company operations	—	—	—	—	—	—	39,587
Depreciation and amortization (2)	51,823	53,258	39,653	15,747	55,400	94,261	69,132

Operating income (loss)	2,576	26,482	52,258	(9,392)	42,866	(2,953)	(24,246)
Other income (expense):
Interest expense	(27,862)	(39,888)	(38,161)	(13,765)	(51,926)	(55,499)	(51,211)
Other income (expense), net	(1,926)	(198)	(2,394)	215	(2,179)	788	2,931

Income (loss) before income taxes and minority interests	(27,212)	(13,604)	11,703	(22,942)	(11,239)	(57,664)	(72,526)
Provision (benefit) for income taxes	1,264	(11,431)	11,190	(4,772)	6,418	(11,166)	(15,478)
Minority interests	40	1,588	(1,003)	125	(878)	(156)	(474)

Income (loss) from continuing operations	$(28,436)	$(585)	$(490)	$(18,045)	$(18,535)	$(46,654)	$(57,522)

Cash flows provided by (used in):
Operating activities	$33,568	$53,520	$39,948	$(3,675)	$36,273	$41,813	$24,275
Investing activities	(358,261)	(150,902)	(29,550)	(22,395)	(51,945)	(41,733)	(31,155)
Financing activities	332,600	94,904	(17,978)	—	(17,978)	24,774	(15,388)
Balance sheet data (at end of period):
Cash and cash equivalents	$14,016	$11,237		$17,675		$44,636	$18,930
Working capital (3)	(33,232)	(53,479)		(62,568)		(79,498)	(69,536)
Total assets	660,226	781,581		1,028,377		1,000,779	866,026
Total debt	426,868	523,154		565,000		570,000	557,700
Total stockholder's equity	134,760	132,961		335,461		276,386	186,153
Other Data:
EBITDA (4)	$53,828	$78,478			$96,311	$90,239	$44,109
Adjusted EBITDA (4)	57,225	82,403			93,826	90,239	81,301
Capital expenditures	$4,154	$9,722			$11,882	$7,935	$7,216
Ratio of earnings to fixed charges (5)	—	—	1.3	—	—	—	—

	Predecessor			Advanstar
	Year ended December 31,		For the period from January 1, 2000 through October 11,	For the period from October 12, 2000 through December 31,	Combined	Year ended December 31,
	1998	1999	2000	2000	2000	2001	2002
					(unaudited)
	(dollars in thousands)
Reported income (loss) from continuing operations	$(28,436)	$(585)	$(490)	$(18,045)	$(18,535)	$(46,654)	$(57,522)
Add: goodwill amortization, net of tax	25,099	22,140	15,450	7,308	22,758	22,738	—

Adjusted income (loss) from continuing operations	$(3,337)	$21,555	$14,960	$(10,737)	$4,223	$(23,916)	$(57,522)

	Predecessor			Advanstar
	Year ended December 31,		For the period from January 1, 2000 through October 11,	For the period from October 12, 2000 through December 31,	Combined	Year ended December 31,
	1998	1999	2000	2000	2000	2001	2002
					(unaudited)
	(dollars in thousands)
Operating income (loss)	$2,576	$26,482			$42,866	$(2,953)	$(24,246)
Depreciation and amortization	51,823	53,258			55,400	94,261	69,132
Minority interests (excluding depreciation and amortization)	(571)	(1,262)			(1,955)	(1,069)	(777)

EBITDA	53,828	78,478			96,311	90,239	44,109

Stock option compensation expense	3,397	3,925			(2,485)	—	—
Provision for notes and advances from affiliated dot.com Company	—	—			—	—	37,192

Adjusted EBITDA	$57,225	$82,403			$93,826	$90,239	$81,301

	Predecessor			Advanstar
	Year ended December 31,		For the period from January 1, 2000 through October 11,	For the period from October 12, 2000 through December 31,	Combined	Year ended December 31,
	1998	1999	2000	2000	2000	2001	2002
					(unaudited)
	(dollars in thousands)
EBITDA	$53,828	$78,478			$96,311	$90,239	$44,109
Depreciation and amortization	(51,823)	(53,258)			(55,400)	(94,261)	(69,132)
Minority interests (excluding depreciation and amortization)	571	1,262			1,955	1,069	777

Operating income (loss)	2,576	26,482			42,866	(2,953)	(24,246)
Interest expense	(27,862)	(39,888)			(51,926)	(55,499)	(51,211)
Other income (expense),net	(1,926)	(198)			(2,179)	788	2,931
(Benefit) provision for income taxes	1,264	(11,431)			6,418	(11,166)	(15,478)
Minority interests	40	1,588			(878)	(156)	(474)
Extraordinary item, net of tax	—	—			—	(2,556)	—

Cumulative effect of accounting change, net of tax and monority interest	—	—	—	(552)	(66,817)

Net Loss	(28,436)	(585)	(18,535)	(49,762)	(124,339)
Extraordinary item-early extinguishment of debt			—	2,556	—
Provision for notes and advances from affiliataed dot.com company	—	—	—	—	37,192
Transition goodwill impairment	—	—	—	—	66,817
Depreciation and amortization	39,158	53,258	55,400	94,261	69,132
Deferred income taxes	—	(12,631)	4,942	(13,443)	(16,605)
Other non cash items	18,990	4,475	5,643	6,388	3,597
Changes in operating assets and liabilities	3,856	9,003	(11,177)	1,813	(11,519)

Net cash proivded by (used in) operating Activities	33,568	53,520	36,273	41.813	24,275

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Advanstar Communications Inc. Computation of Ratio of Earnings to Fixed Charges/Deficiency In the Coverage of Fixed Charges by Earnings Before Fixed Charges